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                                                                   Exhibit 10.29
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                  NONCOMPETITION AND CONFIDENTIALITY AGREEMENT

     This Agreement (this "Agreement") made as of October 11, 2001, by and between American Tower Corporation, a Delaware corporation ("ATC"), and J. Michael Gearon, Jr. ("Gearon"), an individual residing at 2995 Paces Lake Court, Atlanta, Georgia 30339.

     WHEREAS, ATC, American Tower International, Inc., a Delaware corporation ("ATC International"), Gearon, and ATC Mexico Holding Corp, a Delaware corporation ("ATC Mexican Sub"), are parties to a Stockholder Agreement, dated as of the date hereof (the "Mexican Stockholder Agreement"), pursuant to which ATC Mexican Sub will issue and sell to Gearon shares of its Common Stock, par value $.01 per share; and

     WHEREAS, ATC, ATC International, Gearon, and ATC South America Holding Corp, a Delaware corporation ("ATC South American Sub"), may become parties to a Stockholder Agreement (the "South American Stockholder Agreement" and, collectively with the Mexican Stockholder Agreement, the "Stockholder Agreements"), pursuant to which ATC South American Sub will issue and sell to Gearon South America shares of its Common Stock, par value $.01 per share; and

     WHEREAS, Gearon is one of the executive officers of ATC and will become the president of ATC Mexican Sub and ATC South American Sub;

     NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the Stockholder Agreements and the election of Gearon as president of ATC Mexican Sub and ATC South American Sub, the sum of One Dollar ($1.00), the material covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do covenant and agree as follows:

     Section 1. Definitions. Terms used in this Agreement which are not defined herein but which are defined in the Stockholder Agreements shall have the respective meanings so defined.

     Confidential Information shall mean any and all information (excluding information in the public domain other than as a direct or indirect result of any breach by Gearon or either Gearon Entity of the provisions of this Agreement) related to the business, operations, management, assets, property, plans or prospects, condition, financial or other, or results of operation of ATC, any Affiliate of ATC or any of their respective successors or assigns, including without limitation:

     (a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier or customer data, accounting data, or computer programs (including source and object codes), tapes, discs, data, software or other information;

     (b) the whole or any portion or phase of any marketing or sales information or technique, sales records, customer lists, supplier lists, prices, sales projections or other listings of names, addresses, or telephone numbers, or other sales information;

     (c) the whole or any portion or phase of any employee payroll, fringe benefit, salary, bonus, commission or other form of compensation information and all employee personnel information, including information relating to performance evaluations, discipline, employee conduct, complaints and other matters relating to employment of any Person; and

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     (d)  Intellectual Property;

whether or not any of the foregoing has been made, developed and/or conceived by Gearon or by others in the employ of any such Person. Notwithstanding the foregoing, the term "Confidential Information" shall not include and information reasonably necessary for the conducting of any activity expressly excluded from the definition of "Proscribed Activity" hereunder.

     Covered Territory shall mean (a) while Gearon is employed by ATC or any of its Affiliates, North, South and Latin America, Europe and all other areas in which ATC or any of its Affiliates has invested or proposes to invest; and (b) thereafter, North America and any other markets where Gearon has been or is involved or is negotiating a proposed investment, acquisition or other transaction on behalf of ATC or any of its Affiliates.

     Good Reason shall mean:

     (a) the assignment to Gearon of any duties inconsistent in any material respect with his position, authority, duties or responsibilities as contemplated in Section 4(f) of the Stockholder Agreement or any other action by ATC, ATC Mexican Sub or ATC South American Sub or any of their Affiliates that results in a diminution, in any material respect, in such position, authority, duties or responsibilities; or

     (b) a material reduction in Gearon's compensation or other benefits (taking into account the compensation and other benefits from ATC, ATC Mexican Sub or ATC South American Sub and their Affiliates from whom he may, from time to time, receive compensation), the result of which is to place Gearon in a materially less favorable position as to such compensation and benefits compared to other employees of ATC, ATC Mexican Sub or ATC South American Sub and their Affiliates of similar stature and position; or

     (c) any other failure by ATC, ATC Mexican Sub or ATC South American Sub or any of their Affiliates to comply in any material respect with any material provision of either Stockholder Agreement; or

     (d)  the failure of Gearon to be nominated as a director of ATC;

that (i) is incapable of cure, or (ii) has not been cured or remedied promptly (and in any event within thirty (30) days) after written notice to the board of directors of ATC from Gearon specifying in reasonable detail the nature of such assignment, action, reduction or failure.

     Immediate Family shall mean spouses, children and parents, whether related by blood, adoption or marriage.

     Intellectual Property shall mean, with respect to Gearon, any and all research, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, service marks, trade names, copyrights and applications therefor, trade secrets, drawing, plans, systems, methods, specifications, computer software programs, tapes, discs and related data processing software (including object and source codes) owned by Gearon or in which he has an interest and all other manufacturing, engineering, technical, research and development data and know-how made, conceived, developed and/or acquired by Gearon solely or jointly with others during the period of his employment with ATC or any of its Subsidiaries or within one year thereafter, which relate to the manufacture, production or processing of any products developed or sold by ATC or any of its Subsidiaries during the term of this Agreement or which are within the scope of or usable in


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connection with ATC's or any of its Subsidiaries' business as it may, from time to time, hereafter be conducted or proposed to be conducted.

     Proscribed Activity shall mean any and all activities related to (a) the construction, ownership, operation, leasing or management of telecommunications or broadcast towers, (b) providing network development services or components for wireless service providers or broadcasters, (c) providing high speed Internet access and related services via satellite to foreign-based Internet service providers, telephone or other telecommunciations companies, and other businesses, or (d) providing other satellite and Internet protocol network transmission services.

     Restricted Period shall mean a period commencing with the date hereof and terminating the latest of (a) one year after the later of (i) exercise of the put (or call) provided for in Section 6 of the Mexican Stockholder Agreement or
(ii) exercise of the put (or call) provided for in Section 6 of the South American Stockholder Agreement, (b) two years after the sooner to occur of (i) a Forfeiture Event, or (ii) the resignation by Gearon from all positions with ATC and each of its subsidiaries other than for Good Reason, or (c) one year after the resignation by Gearon from all positions with ATC and each of its subsidiaries for the reason set forth in paragraph (d) of the definition of Good Reason.

     Section 2. Confidentiality. Gearon shall not, either during the Restricted Period or thereafter, reveal or disclose to any person outside ATC and its subsidiaries or use for his own benefit, without ATC's specific prior written authorization, whether by private communication or by public address or publication or otherwise, any Confidential Information. All originals and copies of any Confidential Information, relating to the business of ATC or any of its subsidiaries, however and whenever produced, shall be the sole property of ATC and its subsidiaries, not to be removed from the premises or custody of ATC or its subsidiaries without in each instance first obtaining prior written consent or authorization of ATC.

     Section 3. Disclosure and Assignment of Intellectual Property. Gearon shall promptly disclose to ATC and any successor or assign, and grant to ATC, and its successors and assigns (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment) his entire right, title and interest throughout the world in and to all Intellectual Property. It is understood and agreed that Gearon has heretofore disclosed to ATC, and assigned to it, all Intellectual Property now known to him over which he has any control. Gearon agrees to execute all appropriate patent applications securing all United States and foreign patents on all Intellectual Property, and to do, execute and deliver any and all acts and instruments that may be necessary or proper to vest all Intellectual Property in ATC or its nominee or designee and to enable ATC, or its nominee or designee, to obtain all such patents; and Gearon agrees to render to ATC, or its nominee or designee, all such reasonable assistance as it may require in the prosecution of all such patent applications and applications for the reissue of such patents, and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patents, but the expense of all such assignments and patent applications, or all other proceedings referred to herein above, shall be borne by ATC. Gearon shall be entitled to fair and reasonable compensation for any such assistance requested by ATC or its nominee or designee and furnished by him after the termination of his employment.

     Section 4. Restriction. ATC through its subsidiaries intends to continue and expand the business heretofore conducted by it and them and it and in connection therewith ATC and its subsidiaries have invested and may in the future be required to invest substantial sums of money, directly or indirectly, and as Gearon recognizes that ATC would be substantially injured by Gearon disclosing to others, or by Gearon using for his own benefit, any Intellectual Property or any other Confidential Information he has obtained or shall obtain from ATC or any of its subsidiaries, or which he may now


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possess and which he has made available to ATC or any of its subsidiaries,
Gearon agrees that during the Restricted Period:

     (a) Neither he nor any member of his Immediate Family will be interested, directly or indirectly, as an investor in any other Entity (including without limitation either Gearon Entity), business or enterprise within the Covered Territory, which is engaged in any Proscribed Activity (except as an investor in securities (i) issued by ATC or any of its subsidiaries or (ii) listed on a national securities exchange or actively traded over the counter so long as such investments are in amounts not significant as compared to his total investments and do not exceed one percent (1%) of the outstanding securities of the issuer of the same class or issue); and

     (b) Other than in connection with his serving as an officer and/or director of ATC and its subsidiaries, he will not, directly or indirectly, for his own account or as employee, officer, director, partner, trustee, principal, member, joint venturer, agent, adviser, consultant or otherwise, engage within the Covered Territory, in any phase of any Proscribed Activity.

     Gearon further agrees that during the Restricted Period, he will not, directly or indirectly, solicit business for a Proscribed Activity from any Person, business or enterprise which is, or proposes to be, a customer of ATC or any of its subsidiaries or any of their respective successors or assigns, or from any Person, business or enterprise with which ATC or any of its subsidiaries or any of their respective successors or assigns is negotiating or holding discussion or to which it has made a proposal at the time of such termination, induce any such Person, business or enterprise not to undertake, or to curtail or cancel business with ATC or any of its subsidiaries or any of their respective successors or assigns, induce or attempt to induce any employee of ATC or any of its subsidiaries or any of their respective successors or assigns to terminate his employment therewith, or intentionally divulge or utilize for the direct or indirect benefit (financial or other) of himself or any other Person, business or enterprise, any Intellectual Property or any Confidential Information he has obtained as an officer, director and/or stockholder of ATC or any of its subsidiaries.

     This Agreement shall be deemed to consist of a series of separate covenants, one for each line of business carried on by ATC and its subsidiaries and each region included within the geographic areas referred to in this Section. Gearon and ATC are of the belief that the Restricted Period, the Proscribed Activity and the Covered Territory herein specified are reasonable, in light of the circumstances as they exist on the date upon which this Agreement has been executed, including without limitation the nature of the business in which ATC and its subsidiaries are engaged and proposes to engage, the state of their product development and Gearon's knowledge of such business and his prior affiliations with and interest in ATC. However, if such period, activity or area should be adjudged unreasonable in any Legal Action, whether at law or in equity, then the Restricted Period shall be reduced by such period of time, the Proscribed Activity shall be reduced by such activities, or the Covered Territory shall be reduced by such area, or any combination thereof, as are deemed unreasonable, so that this covenant may be enforced in such area, with respect to such activities and during such period of time as is adjudged to be reasonable.

     Section 5. Security for Gearon Obligations. Gearon's obligations under this Agreement shall be secured by twenty percent (20%) of the gross sale proceeds (before deduction of commissions, discounts, brokerage fees or other fees and expenses) of (a) all of his membership interests in each Gearon Entity, (b) all shares of capital stock and other securities issued by ATC Mexican Sub or ATC South American Sub to Gearon, and (c) all shares of capital stock and other securities issued by ATC Mexican Sub or ATC South American Sub received by Gearon pursuant to any distribution to him by either Gearon Entity or otherwise acquired by him. Gearon and ATC agree that all such proceeds shall be held


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by an escrow agent or agents reasonably acceptable to Gearon and ATC and subject to the terms and conditions of an escrow agreement to be executed by ATC and Gearon and reasonably satisfactory to ATC and Gearon.

     Section 6. Miscellaneous Provisions.


     (a) Assignment; Successors and Assigns. In the event that ATC shall be merged with, or consolidated into, any other Entity, or in the event that it shall sell and transfer substantially all of its assets to another Entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the Entity resulting from such merger or consolidation, or to which ATC's assets shall be sold and transferred. This Agreement shall not be assignable by Gearon, but it shall be binding upon his heirs, executors, administrators and legal representatives to the extent they constitute members of his Immediate Family. Nothing in this Agreement expressed or implied is intended to and shall not be construed to confer upon or create in any person (other than the parties hereto and their permitted successors and assigns) any rights or remedies under or by reason of this Agreement.

     (b) Specific Performance; Other Rights and Remedies. Gearon recognizes and agrees that ATC's remedy at law for any breach of the provisions of this Agreement, including without limitation Sections 2, 3, or 4 would be inadequate, and he agrees that for breach of such provisions, ATC shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law. Without limiting the generality of the foregoing, in the event of a breach or threatened breach by Gearon of the provisions of this Agreement, ATC shall be entitled to an injunction restraining Gearon from soliciting employees, customers or suppliers, or from disclosing, in whole or in part, any Confidential Information, or from rendering any services to any Person to whom such information has been disclosed, or is threatened to be disclosed, from engaging, participating or otherwise being connected with any business described in Section 3 or from otherwise violating the terms of this Agreement. Nothing herein contained shall be construed as prohibiting each party from pursuing any other remedies available to it pursuant to the provisions of, and subject to the limitations contained in, this Agreement for such breach or threatened breach; provided, however, that none of the parties shall pursue, and each party hereby waives, any punitive, indirect, special, incidental, exemplary, consequential or similar damages arising out of this Agreement (including without limitation damages for diminution in value and loss of anticipated profits) and the multiplied portion of damages.

     (c) Entire Agreement. This Agreement constitutes the entire agreement between ATC and Gearon with respect to the subject matter hereof, and supersedes all prior agreements, arrangements, covenants, promises, conditions, understandings, inducements, representations and negotiations, expressed or implied, oral or written, among them as to such subject matter.

     (d) Waivers; Amendments. Any provision of this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the consent in writing of the parties hereto. Any consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy thereunder shall not constitute a waiver of any such covenant, term, condition or other provision thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision thereof or default thereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection therewith.


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     (e)  Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be effective (i) five (5) days after being mailed by first-class, express mail, postage prepaid, (ii) the next day when sent by overnight by recognized mail courier service, (iii) upon confirmation when sent by telex, telegram, telecopy or other similar form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or recognized overnight mail courier service) written confirmation at substantially the same time as such rapid transmission, or (iv) upon delivery personally delivered to an officer of the receiving party. All such communications shall be mailed, set or delivered as set forth below or at such other addresses as the party entitled thereto shall have designated by notice as herein provided.

          (i) if to Holding or ATC, at 116 Huntington Avenue, Boston, Massachusetts 02116 Attention: Chief Executive Officer and Chief Financial Officer, Telecopier No.: (617) 375-7575 with a copy (which shall not constitute notice to ATC or Holding) to Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, Attention: William J. Curry, Esq., Telecopier No.: (617) 338-2880) and

          (ii) if to Gearon, at 3200 Cobb Galleria Parkway, Suite 205, Atlanta, Georgia 30339 with a copy (which shall not constitute notice to Gearon) to King & Spalding, 1185 Avenue of the Americas, New York, New York 10036,
     Attention: John L. Graham, Esq., Telecopier No.: (212) 556-2222).

     (f) Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case, except when such reformation and construction could operate as an undue hardship on either party, or constitute a substantial deviation from the general intent and purpose of such party as reflected in this Agreement. The parties shall endeavor in good faith negotiations to replace the invalid, inoperative, illegal or unenforceable provisions with valid, operative, legal and enforceable provisions the economic effect of which comes as close as possible to that of the invalid, inoperative, illegal or unenforceable provisions.

     (g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all the parties hereto. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

     (h) Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (i) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the applicable laws of the United States of America and the domestic substantive laws of the State of Georgia without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction. Anything



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in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

     (j) Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such agreements, assignments, instruments, other documents and assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

     (k) Gender. Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

     (l) Consultation with Counsel; No Representations. Gearon agrees and acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement, and that ATC has made no representations or warranties to him concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition and Confidentiality Agreement, all pursuant to authority heretofore granted, as of the date and year first above written.

                                        American Tower Corporation

                                        By: /s/ Steven B. Dodge
                                           -----------------------
                                           Name:
                                           Title:

                                            /s/ J. Michael Gearon, Jr.
                                           -------------------------------------
                                                J. Michael Gearon, Jr.






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